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                                                                      EXHIBIT 99

Monday April 1, 5:30 a.m. Eastern Time

Press Release

AmericanWest Bancorporation and Latah Bancorporation to Merge

Spokane, Wash--(BUSINESS WIRE)--April 1, 2002--AmericanWest Bancorporation (NASDAQ:AWBC -news), headquartered in Spokane, Washington and Latah Bancorporation, Inc. of Latah, Washington today announced a definitive agreement to merge.

Latah Bancorporation, Inc., through its wholly-owned subsidiary, Bank of Latah, operates nine offices, located in Latah, Washington; Tekoa, Washington; Oakesdale, Washington; Palouse, Washington; Colfax, Washington; Orofino, Idaho; Kellogg, Idaho; and two in St. Maries, Idaho. Founded in 1890, Bank of Latah is a commercial bank with approximately $128 million in assets, $85 million in loans, $110 million in deposits, and $6.6 million in shareholders' equity.

According to the terms of the definitive agreement, AmericanWest will pay a total of $13,490,000 cash (estimated at up to $20.95/share) and .5192 shares of its common stock for each Latah Bancorporation, Inc. share. The merger, which has been approved by the Boards of Directors of each company, is subject to, among other contingencies, approval by regulators and Latah Bancorporation, Inc. shareholders. The transaction is expected to close in Summer, 2002. Based on the recent price of AmericanWest common stock of $12.00 per share, the transaction is valued at approximately $17.55 million, not including the value of outstanding stock options. The transaction has a value of approximately 2.5 times Latah Bancorporation, Inc. book value and approximately 13.4 times 2001 net income. It is expected that the transaction will be accretive to AmericanWest during the first year.

Upon completion, Latah Bancorporation, Inc. will be merged into AmericanWest Bancorporation. Later in the year, Bank of Latah will be merged into AmericanWest Bank. All officers and employees of Latah Bancorporation, Inc. will be retained by AmericanWest, including the President of Latah Bancorporation, Inc. and Bank of Latah, Mr. John Gilbert. The transaction will be taxable to the Latah stockholders and accounted for by AmericanWest under the purchase method.

John Gilbert, President of Latah Bancorporation, Inc., stated "The merger will allow us to offer enhanced products and services to Bank of Latah customers. Our owners will become shareholders of a well regarded, publicly traded bank holding company with a 19 year history of quality banking, a strong balance sheet, and excellent earnings. We look forward to completing the transaction and continuing the community banking traditions of both our fine institutions".

AmericanWest President & CEO, Wes Colley, responded by saying, "`The merger of two community banks will enable us to better serve customers in Eastern Washington and North Idaho through a larger loan capacity and an expanded menu of products. Career opportunities are enhanced for Bank of Latah employees. We plan to continue to offer the same high quality service by the same staff members that customers of both banks now expect".



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At completion, AmericanWest will have total assets in excess of $750 million, and operate 40 offices located in 10 counties of Eastern Washington and 5 counties of North Idaho.

Information herein contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by words such as "may", "expected", "anticipate", "estimate", "continue" or comparable words. In addition, all statements other than statements of historical facts that address activities that AmericanWest expects or anticipates will or may occur in the future are forward-looking statements. Readers are encouraged to read the SEC reports of AmericanWest particularly its Form 10-K for the Fiscal Year Ended December 31, 2001, for meaningful cautionary language discussing why actual results may vary materially from those anticipated by management.

Contact:
     AmericanWest Bancorporation
     Wesley E. Colley, President & CEO, 509/467-6993
      or
     Latah Bancorporation, Inc.
     John L. Gilbert,  President & CEO, 509/286-3911



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